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                        O'SULLIVAN GRAEV & KARABELL, LLP
                              30 Rockefeller Plaza
                            New York, New York 10112


                                                                       Exhibit 5

                                                                   July 23, 1999

AHT Corporation
555 White Plains Road
Tarrytown, New York 10591


                                 AHT CORPORATION
                 280,031 SHARES OF COMMON STOCK, $.01 PAR VALUE


Dear Sirs:

         We have acted as counsel to AHT Corporation (formerly Advanced Health Corporation), a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 280,031 shares (the "Shares") of Common Stock, $.01 par value, of the Company issuable upon exercise of the option (the "Option") to purchase such Shares granted pursuant to the Grant of Stock Option Agreement dated August 7, 1995 between a predecessor of the Company and Angelo Acquista, M.D. (the "Agreement").

         In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of officers of the Company and other instruments as we have deemed necessary for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In addition, you have advised us, and we have assumed without independent investigation, that (1) at the time of the grant of the Option pursuant to the Agreement, Dr. Acquista (A) was a consultant to a predecessor (the "Predecessor") of the Company and (B) provided bona fide services to the Predecessor and (2) the services were not in connection with the offer or sale of securities of the Predecessor or the Company in a capital-raising transaction and did not directly or indirectly promote or maintain a market for the Predecessor's or the Company's securities.

         Based upon the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when issued, delivered and paid for upon exercise of the Option in accordance with the provisions of the Agreement, the Shares will be validly issued, fully paid and nonassessable.

         We are admitted to the Bar of the State of New York and we express no opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 being filed by the Company to register the Shares.
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                                  Very truly yours,

                                  /s/ O'Sullivan Graev & Karabell, LLP